EXHIBIT 10.15

August 29, 2015

Michael Davis Lawyer

4674 Johnson Cove

Memphis, TN 38117

Dear Davis,

We are pleased to extend you a full time offer to join Aquarius Cannabis, Inc. in the role of President, CEO effective September 1, 2015. Your duties and responsibilities are outlined in the attached job description. This letter confirms the terms of your employment.

Your base cash compensation will be $90,000 per annum, payable semi-monthly in arrears. As additional base compensation, you will earn 312,000 shares of common stock per annum, payable in regular, quarterly issuances.

In addition to your base compensation you will be eligible for an annual discretionary equity bonus of up to 537,600 shares of common stock, which is approximately 80% of the present value of your total base compensation (cash + shares). Both the amount of bonus (including the possibility of no bonus being issued) and the timing of payment will be at the sole discretion of the Board of Directors.

A monthly stipend will be paid to you in the amount of $500.00 to cover insurance benefits programs not offered by our company at this time. When insurance group plans are established, you will be given the option to enroll in these benefit plans and the cash stipend will be discontinued.

Finally, during the first year (365 days) of your employment you are eligible for 4 weeks of paid vacation, 5 sick days, and 2 personal days off of work.

This offer is further contingent upon the understanding that (1) your joining our Company will not violate any agreement to which you are or have been a party and that you will have obtained a satisfactory disposition of any restrictions you may have on your activities with your current or former employer(s) as determined by the Company; (2) you will neither use nor disclose to our Company any confidential or proprietary information obtained from a third party prior to your joining our Company; and (3) you will comply with all applicable Company policies and professional standards of our Company. Your employment with Aquarius Cannabis, Inc. is "at will," meaning it is terminable at any time by either you or Aquarius Cannabis, Inc.

You will be required to sign official legal documents covering various conditions of employment including but not limited to confidentiality, non-disclosure, non-solicitation, non-compete and an intellectual property agreements to which you will be subject. Signing this letter will complete your initial acceptance of our offer and confirms that you have read, understood and will comply with the provisions outlined. If the documents referenced in this paragraph are not signed within 5 business days of when they are requested by the company your employment will be terminated.

Offer of Employment Letter: Michael Davis Lawyer

In keeping with the US Immigration and Control Act of 1986, we are required to establish the employment authorization and identity of each person we hire, and we must complete an I-9 form for each employee within 72 hours of start date. In order to comply; you will need to bring the appropriate documentation on your first day of employment. Photocopies of the documents will be made and originals will be returned to you the same day.  Also, expired documents will not be accepted.

During your employment or upon your release or resignation, you agree not to release, retain, copy or utilize in any manner any confidential, privileged, or proprietary information or property of Aquarius Cannabis or its clients. All discoveries, inventions, or techniques developed in the course of your employment belong to Aquarius Cannabis and will be disclosed and assigned to Aquarius Cannabis by you.

I look forward to having you on board as an official employee of Aquarius Cannabis.

Very truly yours,

/s/ Don Grede
Don Grede,
Board Member

Acknowledged:

/s/ Michael Davis Lawyer	8/29/2015
Michael Davis Lawyer (Signature)	Date

Offer of Employment Letter: Michael Davis Lawyer

Job Description

Job Title: President and Chief Executive Officer (CEO)	Date Created: August 27, 2015
Reports To: Board of Directors	Date Approved: 8/29/2015
Direct Reports: Chief Operations Officer Chief Capital Officer Controller	FLSA Status: Exempt

Primary Purpose of Position:

Lead the Army of Aquarius Cannabis

As the most senior staff position within the organization, the President/CEO is responsible for the strategic leadership of the organization to ensure its future relevance, credibility, and viability. The President/CEO is responsible for establishing organizational objectives and priorities and for reviewing and evaluating the progress towards objectives and performance against goals.

Essential Job Responsibilities and Tasks:

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Create and communicate the organization's vision, mission, and overall direction.

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Create and communicate the organization’s objectives and high-level execution strategies.

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Create a company culture consistent with the vision and mission of the company and demonstrate the leadership necessary to attract talent aligned with that culture.

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Lead, guide, direct, and evaluate other executive leaders (including presidents, vice presidents, and directors) in their implementation of the vision, mission, objectives, and strategies of the organization.

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Solicit advice, guidance, and all necessary approvals from the Board of Directors.

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Formulate the annual, written strategic plan that guides the direction of the organization.

O

Establish measurable objectives for the organization in the strategic plan

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Ensure the complete operation of the organization in accordance with the direction and strategies established in the strategic plans.

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Evaluate the success of the organization against the annual strategic plan.

Offer of Employment Letter: Michael Davis Lawyer

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Maintain awareness of both the external and internal competitive landscape, opportunities for expansion, customers, markets, new industry developments and standards, and so forth.

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Developing meaningful relationships with key leaders needed by the organization

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Identifying and leading enrollment of organizations for acquisition

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Performing other job-related duties as required

Explicit Authority

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Final authority on all strategic planning decisions

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Final authority on executive personnel changes

Reporting and Accountability

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Accountable to the Board of Directors

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Quarterly and Yearly written reports due to Board of Directors

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Board of Directors may request additional reports as appropriate

Qualifications:

To perform this job satisfactorily, an individual must be able to perform each duty and responsibility satisfactorily.  The qualifications and requirements listed below are representative of the education, experience, knowledge, skills, abilities, and physical demands required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

Education:

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Bachelor’s Degree required: Economics, Business, International Business, Marketing or similar degree

Experience:

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3 to 5 years’ experience in startups or prior CEO experience

Skills/License/Certification Requirements:

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Knowledge of investment capital and funding a business

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Knowledgeable and skilled at taking corporation from start-up through IPO

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Skilled in finance, accounting and marketing

Offer of Employment Letter: Michael Davis Lawyer

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Skilled at sales and representing the company publically to broad public-interest audiences

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Knowledgeable of state and regulatory requirements for medical and recreational marijuana

Physical Demands & Working Conditions:

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Requires travel up to 50% of the time

Acknowledgement:

This job description does not list all the duties of the job.  You may be asked by management to perform other duties.  You will be evaluated, in part, based upon your performance of the responsibilities listed in this job description.

Management has the right to revise this job description at any time. The job description is not a contract for employment.

/s/ Michael Davis Lawyer	8/29/2015
Employee’s Signature	Date

/s/ Don Grede	8/29/2015
Company Representative’s Signature	Date